Exhibit 10.50

Execution Version

LOAN AGREEMENT

between

MISSION ECONOMIC DEVELOPMENT CORPORATION

and

DALLAS CLEAN ENERGY MCCOMMAS BLUFF, LLC

Dated as of January 1, 2011

relating to

$40,200,000

Mission Economic Development Corporation
Solid Waste Disposal Revenue Bonds
(Dallas Clean Energy McCommas Bluff, LLC Project)
Series 2011

NOTE:  PURSUANT TO SECTIONS 2.2(B) AND 2.3(B) OF THE INDENTURE, THE SOLE AND EXCLUSIVE INTEREST RATE PERIOD FOR THE BONDS SHALL BE A TERM INTEREST RATE PERIOD.  PLEASE SEE THE INDENTURE AND SECTION 5.15 HEREIN FOR OTHER RELATED PROVISIONS.

TABLE OF CONTENTS

		Page

Parties		1
Recitals		1

ARTICLE I
DEFINITIONS

Section 1.1.	Definition of Terms	2
Section 1.2.	Number and Gender	2
Section 1.3.	Articles, Sections, Etc.	2

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE BORROWER

Section 2.1.	Representations of the Issuer	2
Section 2.2.	Representations and Warranties of the Borrower	4

ARTICLE III
ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS

Section 3.1.	Agreement to Issue Bonds; Application of Bond Proceeds	7
Section 3.2.	Disbursements from the Project Fund	8
Section 3.3.	Establishment of Completion Date; Obligation of Borrower to Complete	8
Section 3.4.	Investment of Moneys in Funds	9
Section 3.5.	Issuance of Additional Bonds	9
Section 3.6.	Limitation of Issuer’s Liability	10

ARTICLE IV
LOAN OF PROCEEDS; REPAYMENT PROVISION

Section 4.1.	Loan of Bond Proceeds; Issuance of Bonds	10
Section 4.2.	Loan Payments and Payment of Other Amounts	10
Section 4.3.	Application of Project Revenues	13
Section 4.4.	Unconditional Obligation	13
Section 4.5.	Assignment of Issuer’s Rights	14
Section 4.6.	Amounts Remaining in Funds	14

ARTICLE V
SPECIAL COVENANTS AND AGREEMENTS

Section 5.1.	Right of Access to the Project	14

LOAN AGREEMENT

This LOAN AGREEMENT (this “Agreement”) dated as of January 1, 2011, by and between the Mission Economic Development Corporation (the “Issuer”), a constituted authority and non-profit industrial development corporation created and existing under the Development Corporation Act, as amended, Chapter 501, Texas Local Government Code (the “Act”), and Dallas Clean Energy McCommas Bluff, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Borrower”).

W I T N E S S E T H:

WHEREAS, the Act authorizes and empowers the Issuer to issue bonds on behalf of Mission, Texas (the “Unit”) to finance expenditures found by the Board of Directors of the Issuer to be required or suitable for infrastructure necessary to promote or develop new or expanded business enterprises, including solid waste disposal facilities; and

WHEREAS, in furtherance of the purposes of the Act, the Issuer proposes to finance the cost of the acquisition, construction, installation, improving, and/or equipping of certain solid waste disposal facilities more particularly described in Exhibit A hereto (collectively, the “Project”); and

WHEREAS, the Issuer was created by a city wholly or partly located in a county that is bordered by the Rio Grande, has a population of at least 500,000 and has wholly or partly within its boundaries at least four cities that each have a population of at least 25,000; and

WHEREAS, the Issuer does not support the Project with sales and use tax revenue; and

WHEREAS, the governing body of the City of Dallas, Texas has requested the Issuer to exercise its powers to finance the portion of the Project located in such city; and

WHEREAS, in order to finance the cost of the Project, the Issuer is authorized by the Act to issue bonds payable from the revenue derived from the repayment of loans made to users of the Project; and

WHEREAS, the Issuer has determined to issue its its Solid Waste Disposal Revenue Bonds (Dallas Clean Energy McCommas Bluff, LLC Project) Series 2011 in the aggregate principal amount of $40,200,000 (the “Bonds”), pursuant to a Trust Indenture of even date herewith (the “Indenture”) between the Issuer and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”), in order to provide funds to finance the cost of acquiring, constructing, improving and/or equipping the Project and to finance all or a portion of the cost of issuing the Bonds; and

WHEREAS, the Issuer has undertaken to finance the cost of the Project by loaning the proceeds derived from the sale of the Bonds to the Borrower pursuant to this Agreement, under which the Borrower is required to make loan payments sufficient to pay when due the principal of, premium, if any, and interest on the Bonds and related expenses; and

WHEREAS, the Division has approved the contents of this Agreement in accordance with the Act; and

WHEREAS, pursuant to the Indenture, the Bonds will be issued and the Issuer will assign to the Trustee its right to receive payments (excluding Unassigned Issuer Rights), and certain other rights (excluding Unassigned Issuer Rights), under this Agreement:

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:

ARTICLE I
DEFINITIONS

Section 1.1.           Definition of Terms.  Unless the context otherwise requires, the terms used in this Agreement shall have the meanings specified in Section 1.1 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein.

Section 1.2.           Number and Gender.  The singular form of any word used herein, including the terms defined in Section 1.1 of the Indenture, shall include the plural, and vice versa.  The use herein of a word of any gender shall include all genders.

Section 1.3.           Articles, Sections, Etc.  Unless otherwise specified, references to Articles, Sections and other subdivisions of this Agreement are to the designated Articles, Sections and other subdivisions of this Agreement as amended from time to time.  The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole.  The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE ISSUER AND THE BORROWER

Section 2.1.           Representations of the Issuer.  The Issuer makes the following representations to the Borrower as the basis for its undertakings herein contained:

(a)           The Issuer is a constituted authority and non-profit industrial development corporation created and existing under the Act, having those powers enumerated under the Act.  Based upon representations of the Borrower, the Project constitutes a “project” within the meaning of the Act.  Under the provisions of the Act, the Issuer has the power to enter into the transactions contemplated by this Agreement and the Indenture and to carry out its obligations hereunder and under the Indenture.  By proper action, the Issuer has duly authorized the execution, delivery and performance of its obligations under this Agreement and the Indenture.

(b)           The Bonds will be issued under and secured by the Indenture, pursuant to which the Revenues derived by the Issuer hereunder and the Issuer’s rights under this Agreement (except certain Unassigned Issuer Rights) will be pledged to the Trustee as security for payment of the principal of, premium, if any, and interest on the Bonds and as security for the payment of the obligations of the Borrower under the Reimbursement Agreement, if any.  The Issuer, immediately following execution and delivery hereof, shall assign the Note, this Agreement and all amounts payable hereunder, except certain Unassigned Issuer Rights, to the Trustee, in trust as security for the payment of the Bonds, to be held and applied pursuant to the provisions of the Indenture.

(c)           The Issuer has not pledged and will not pledge any interest in this Agreement or the Note for any purpose other than to secure the Bonds under the Indenture and the obligations of the Borrower under a Reimbursement Agreement, if any.  The Bonds constitute the only bonds or other obligations of the Issuer in any manner payable from the Revenues to be derived from this Agreement, and except for the Bonds, no bonds or other obligations have been or will be issued on the basis of this Agreement.

(d)           All public hearings by, authorizations, consents, and approvals of, and registrations or filings with, governmental bodies or agencies (other than approvals which might be required under the securities laws of any jurisdiction) required for the delivery, issuance and sale by the Issuer of the Bonds and the execution and delivery by the Issuer of this Agreement and the Indenture, or in connection with the carrying out by the Issuer of the obligations hereunder and thereunder, have been obtained or made and are in full force and effect.  No representation is made herein as to compliance with the securities or “blue sky” laws of any jurisdiction.

(e)           The Issuer has found and determined and hereby finds and determines that all requirements of the Act with respect to the issuance of the Bonds and the execution of this Agreement have been complied with and that issuing the Bonds and entering into this Agreement will be in furtherance of the purposes of the Act.

(f)            No director, member, officer or other official of the Issuer is employed by the Borrower or has any interest in the transactions contemplated by this Agreement.

(g)           The Issuer makes no representation or warranty concerning the suitability of the Project for the purpose for which it is being undertaken by the Borrower.  The Issuer has not made any independent investigation as to the feasibility or creditworthiness of the Borrower.  Any bond purchaser, assignee of this Agreement or any other party with any interest in this transaction, should make its own independent investigation as to the creditworthiness and feasibility of the Project, independent of any representation or warranties of the Issuer.

(h)           The execution and delivery of, and the performance of the obligations and agreements of the Issuer set forth in this Agreement, the Indenture and the Bonds are within the power and authority of the Issuer and have been duly authorized by the Issuer and will not contravene any provision of any judgment, order or decree to which the Issuer is subject or contravene or constitute a default under any contract, agreement or other instrument to which the Issuer is a party.

(i)            The Issuer is not in violation of the Act or, to its knowledge, any existing law, rule or regulation applicable to it which would affect its existence or the matters referred to in the preceding subsections (a) through (h).

(j)            All actions of the Issuer with respect to the issuance of the Bonds occurred at meetings held after notice given in accordance with the Issuer’s procedures and applicable law, which were open to the public and at which quorums were present and acting throughout, and said actions appear of public record in the minute books of the Issuer.

(k)           There is no default of the Issuer in the payment of the principal of or interest on any of its indebtedness for borrowed money or under any instrument or instruments or agreements under and subject to which any indebtedness for borrowed money has been incurred which does or could reasonably be expected to affect the validity and enforceability of the Indenture, the Bonds or this Agreement or the ability of the Issuer to perform its obligations thereunder or hereunder, and no event has occurred and is continuing under the provisions of any such instrument or agreement which constitutes or, with the lapse of time or the giving of notice, or both, would constitute such a default.

(l)            With respect to the Bonds, there are no other obligations of the Issuer that have been, are being or will be (i) sold at substantially the same time (i.e., less than 15 days apart), (ii) sold pursuant to the same plan of financing, and (iii) reasonably expected to be paid from substantially the same source of funds.

(m)          To the best of its knowledge, no litigation, inquiry or investigation of any kind in or by any judicial or administrative court or agency is pending or threatened against the Issuer with respect to (i) the organization and existence of the Issuer, (ii) its authority to execute or deliver the Indenture, the Bonds or this Agreement or to perform its obligations thereunder or to assign the Note, (iii) the validity or enforceability of any of such instruments or the transactions contemplated thereby, (iv) the title of any officer of the Issuer who executed such instruments, or (v) any authority or proceedings related to the execution and delivery of such instruments on behalf of the Issuer.  No such authority or proceedings have been repealed, revoked, rescinded or amended and all are in full force and effect.

(n)           The Issuer will, upon the written direction of the Borrower, take all steps specified in such directions as are required to be taken by the Issuer in connection with the computation and payment of rebatable arbitrage in accordance with Section 148(f) of the Code and Section 1.148-3 of the Regulations, including, but not limited to, the execution by the Issuer for filing by the Borrower of Internal Revenue Service Form 8038-T or any successor form required by such sections.  The Issuer may conclusively rely on the directions of the Borrower with regard to any actions to be taken by it pursuant to this Section and shall have no liability for any consequences of any failure of the Borrower to supply accurate or sufficient directions or for the Bonds becoming “arbitrage bonds” as a result of compliance with such directions.

Section 2.2.           Representations and Warranties of the Borrower.  The Borrower represents and warrants to the Issuer that, as of the date of execution of this Agreement and as of the date of delivery of the Bonds to the initial purchasers thereof (such representations and warranties to remain operative and in full force and effect regardless of the issuance of the Bonds or any investigations by or on behalf of the Issuer or the results thereof):

(a)           That it has full legal right, power and authority (i) to enter into this Agreement, the Note, the Deed of Trust, the Collateral Assignment, the Depository Agreement, the Security Agreement, the Tax Certificate and the Consent Agreement (collectively, the “Borrower Loan Documents”), (ii) to agree to be bound by the terms of the Indenture, (iii) to perform its obligations under the Borrower Loan Documents, and (iv) to consummate the transactions contemplated by the Borrower Loan Documents.

(b)           That it is a limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation and is qualified to conduct business in the State of Texas.  The Borrower has, by proper corporate action, duly authorized the execution and delivery of the Borrower Loan Documents and the performance of its obligations thereunder.

(c)           That this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting the rights of creditors generally and by judicial discretion in the exercise of equitable remedies.  Upon the execution and delivery hereof and thereof, each of the Borrower Loan Documents will constitute a valid and binding obligation of the Borrower, enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions affecting creditors’ rights generally and by judicial discretion in the exercise of equitable remedies.

(d)           The execution and delivery of the Borrower Loan Documents and the performance by it of its obligations thereunder and the consummation of the transactions contemplated thereby do not and will not conflict with, or constitute a breach or result in a violation of, the organizational documents of the Borrower, will not violate any law, regulation, rule or ordinance or any material order, judgment or decree of any federal, state or local court and (with due notice or the passage of time, or both), do not conflict with, or constitute a breach of, or a default under, or result in the creation or imposition of any prohibited lien, charge or encumbrance whatsoever upon any of the property or assets of the Borrower under the terms of any material document, instrument or commitment to which it is a party or by which it or any of its property is bound.

(e)           The Borrower has leasehold title to the Project Site and title to the Project sufficient to carry out the purposes of this Agreement

(f)            That neither it nor any of its business or properties, nor any relationship between it or any other person, nor any circumstances in connection with the execution, delivery and performance by it of the Borrower Loan Documents or the offer, issue, sale or delivery by the Issuer of the Bonds, is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Borrower other than those already obtained.

(g)           That it has not been served with and, to its knowledge there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency or public board or body pending or threatened against the Borrower which (i) affects or seeks to prohibit, restrain or enjoin the issuance, sale or delivery of the Bonds or the lending of the proceeds of the Bonds to the Borrower or the execution and delivery of the Borrower Loan Documents, (ii) affects or questions the validity or enforceability of the Borrower Loan Documents, (iii) questions the power or authority of the Borrower to carry out the transactions contemplated by, or to perform its obligations under the Borrower Loan Documents or the powers of the Borrower to own, acquire, equip or operate the Project, or (iv) which, if adversely determined, would materially impair its right to carry on business substantially as now conducted or as now contemplated to be conducted, or would materially adversely affect its financial condition.

(h)           That it is not in default under any document, instrument or commitment to which it is a party or to which it or any of its property is subject which default would or could affect its ability to carry out its obligations under the Borrower Loan Documents.

(i)            That any certificate signed by the Authorized Representative of the Borrower and delivered pursuant to the Borrower Loan Documents or the Indenture shall be deemed a representation and warranty by it to the Issuer and the Trustee of the statements made therein.

(j)            The information contained in the Official Statement relating to the Bonds (other than the information contained under the headings “The Issuer,” “The Bonds—Book Entry Only System,” and “Litigation” (to the extent such information does not relate to the Borrower) and the information about DTC or its book-entry only procedures, as to all of which no representation is made) is true and correct in all material respects as of the date of the Official Statement and as of the Issuance Date of the Bonds, and such information as of such dates did not and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(k)           That the Costs of the Project are as set forth in the Tax Certificate and have been determined in accordance with sound engineering/construction and accounting principles.  All the information provided and representations made by the Borrower in the Tax Certificate are true and correct as of the date thereof.

(l)            That the Project consists and will consist of those facilities described in Exhibit A hereto and it shall not make any changes to the Project or to the operation thereof that would adversely affect the qualification of the Project under the Act or adversely affect the Tax-exempt status of the interest on the Bonds.  In particular, it shall comply with all requirements set forth in the Tax Certificate.

(m)          That to its knowledge, no director, member, officer or other official of the Issuer has any material financial interest in the Borrower or the Project.

(n)           That all certificates, approvals, permits and authorizations with respect to the construction of the Project of applicable local governmental agencies, the State and the federal government have been obtained, or if not yet obtained, are expected to be obtained in due course.

(o)           That no event has occurred and no condition exists which would constitute an Event of Default or Loan Default Event which, with the passing of time or with the giving of notice or both, would become such an Event of Default or Loan Default Event.

(p)           That it has no present intention of disposing of or abandoning the Project nor of directing the Project to a use other than the purposes represented to the Division.

(q)           That, by virtue of the Project being financed under the Act, it has not and will not maintain that it is entitled to an exemption from State sales or use taxes on personal property acquired in connection with the Project.

(r)            That the Project is not in violation of any federal, state or local environmental laws.

ARTICLE III
ISSUANCE OF THE BONDS; APPLICATION OF PROCEEDS

Section 3.1.           Agreement to Issue Bonds; Application of Bond Proceeds.

(a)           To provide funds to finance Costs of the Project and Costs of Issuance, the Issuer agrees that it will issue under the Indenture, sell and cause to be delivered to the purchasers thereof, the Bonds.  The Issuer will thereupon apply the proceeds received from the sale of the Bonds as provided herein and in the Indenture.

(b)           The Borrower agrees that it will acquire, construct, improve, install and equip, or complete the acquisition, construction, improvement, installation and equipping of, the Project, substantially in accordance with the description of the Project prepared by the Borrower and submitted to the Issuer, including any and all supplements, amendments and additions or deletions thereto or therefrom, it being understood that the approval of the Issuer shall not be required for changes in such description which do not substantially alter the purpose and description of the Project as set forth in Exhibit A hereto.  The Borrower further agrees to proceed with due diligence to complete the Project within three years from the Issuance Date of the Bonds.  The Borrower shall not make any changes to the Project or to the operation thereof which would affect the qualification of the Project as a “project” under the Act or adversely effect the Tax-exempt status of the interest on the Bonds.  In particular, the Borrower agrees to comply with all requirements set forth in the Tax Certificate.

(c)           In the event that the Borrower desires to alter or change the Project, and such alteration or change substantially alters the purpose and description of the Project as described in Exhibit A hereto, the Borrower shall be required to deliver to the Issuer and the Trustee:

(i)            a certificate of an Authorized Representative of the Borrower describing in detail the proposed changes and stating that they will not adversely affect the Project qualifying as facilities that may be financed pursuant to the Act or Section 142(a)(6) of the Code;

(ii)           a copy of the proposed form of amended or supplemented Exhibit A hereto; and

(iii)          an Approving Opinion addressed to the Trustee with a copy to be delivered to the Issuer relating to such proposed changes.

Section 3.2.           Disbursements from the Project Fund.

(a)           The Borrower will authorize and direct the Trustee, upon compliance with Section 3.3 of the Indenture, to disburse the moneys in the Project Fund only for the following purposes (and not for Costs of Issuance), subject to the provisions of Section 3.3 hereof:

(i)            Payment to the Borrower of such amounts, if any, as shall be necessary to reimburse the Borrower in full for all advances and payments made by it no earlier than December 19, 2008 (which is 60 days prior to February 19, 2009), in connection with the acquisition, construction, improvement, equipping and installation of the Project.

(ii)           Payment to any vendors, suppliers or contractors to construct and install the Project, as provided in the plans, specifications and work orders therefor; and payment of the miscellaneous expenses incidental thereto.

(iii)          Payment of the fees, if any, of architects, engineers, legal counsel and supervisors expended in connection with the construction and installation of the Project.

(iv)          Payment of taxes including property taxes, assessments and other charges, if any, that may become payable during the construction period with respect to the Project, or reimbursement thereof, if paid by the Borrower.

(v)           Payment of any other Costs of the Project permitted by the Tax Certificate (but not including any Costs of Issuance).

Each of the payments referred to in this Section 3.2(a) shall be made upon receipt by the Trustee of a written requisition in the form prescribed by Section 3.3 of the Indenture, signed by an Authorized Representative of the Borrower.

(b)           All disbursements from the Project Fund must comply with the requirements of the Tax Certificate.

Section 3.3.           Establishment of Completion Date; Obligation of Borrower to Complete.  As soon as practicable after the construction, acquisition, installation, equipping and improvement of the Project is completed, an Authorized Representative of the Borrower, on behalf of the Borrower, shall evidence the Completion Date by providing a certificate to the Trustee upon which the Trustee may conclusively rely and to the Issuer stating that the construction of the Project has been completed substantially in accordance with the plans, specifications and work orders therefor, and all labor, services, materials and supplies used in the construction have been paid or provided for.  Notwithstanding the foregoing, such certificate may state that it is given without prejudice to any rights of the Borrower against third parties for any claims or for the payment of any amount not then due and payable which exists at the date of such certificate or which may subsequently exist.

All moneys remaining in the Project Fund after the Completion Date (other than moneys relating to provisional payments) and after payment or provision for payment of all other Costs of the Project have been provided for shall be transferred to the Surplus Account in accordance with Section 3.3 of the Indenture and applied as provided therein.

In the event the moneys in the Project Fund available for payment of the Costs of the Project are or will be insufficient to pay the costs of construction, installation and equipping of the Project in full, the Borrower agrees to pay directly, or to deposit in the Project Fund moneys sufficient to pay, any costs of completing the construction, installation and equipping of the Project in excess of the moneys available for such purpose in the Project Fund.  The Issuer makes no express or implied warranty that the moneys deposited in the Project Fund and available for payment of the Costs of the Project, under the provisions of this Agreement, will be sufficient to pay all the amounts which may be incurred for such costs.  The Borrower agrees that if, after exhaustion of the moneys in the Project Fund, the Borrower should pay, or deposit moneys in the Project Fund for the payment of, any portion of the Costs of the Project pursuant to the provisions of this Section, they shall not be entitled to any reimbursement therefor from the Issuer, from the Trustee or from the holders of any of the Bonds, nor shall they be entitled to any diminution of the amounts payable under Section 4.2 hereof.

Section 3.4.           Investment of Moneys in Funds.  Any moneys in any fund or account held by the Trustee shall, at the specific written request of an Authorized Representative of the Borrower, be invested or reinvested by the Trustee as provided in the Indenture.  Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account.  The Borrower acknowledges that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant the Borrower the right to receive brokerage confirmations of security transactions from the Trustee as they occur, the Borrower specifically waives receipt of such confirmations to the extent permitted by law.

Section 3.5.           Issuance of Additional Bonds.  If the Borrower is not in default hereunder, the Issuer may by the adoption of an appropriate resolution or resolutions, at the request of the Borrower, authorize the issuance of Additional Bonds upon the terms and conditions provided herein and in Section 2.13 of the Indenture, but in no event shall the Issuer be liable for not issuing such Additional Bonds.  Additional Bonds may only be issued to provide funds to pay any one or more of the following:  (i) the costs of completing the Project; (ii) the costs of making at any time or from time to time such substitutions, additions, modifications and improvements to the Project or any portion thereof, as authorized by the Act, as the Borrower may deem necessary or desirable; (iii) the costs of refunding, to the extent permitted, any Bonds then Outstanding; and (iv) the costs of the issuance and sale of the Additional Bonds, interest expenses during the construction period and other costs reasonably related to the financing as shall be agreed upon by the Borrower and the Issuer.  Prior to the issuance of such Additional Bonds, the terms thereof, the purchase price to be paid therefor and the manner in which the proceeds therefrom are to be disbursed shall have been approved in writing by the Borrower, the Borrower and the Issuer shall have entered into an amendment to this Agreement to provide that, for all purposes of this Agreement, the Project shall include any facilities being financed by the Additional Bonds, which facilities shall be described in amendments to Exhibit A hereto, and to provide for an increase in the amount payable under Section 4.2 hereof as shall be necessary to pay the principal of, premium, if any, and interest on the Additional Bonds as provided in the supplemental indenture to be paid with respect to Additional Bonds required by Section 2.13 of the Indenture, and to extend the term of this Agreement if the maturity of any of the Additional Bonds would otherwise occur after the expiration of the term of this Agreement; and the Issuer shall have otherwise complied with the provisions of Section 2.13 of the Indenture with respect to the issuance of such Additional Bonds

Section 3.6.           Limitation of Issuer’s Liability.  Anything contained in this Agreement to the contrary notwithstanding, any obligation the Issuer may incur in connection with the undertaking of the Project for the payment of money shall not be deemed to constitute a debt or general obligation of the Issuer, the State or any political subdivision thereof, but shall be payable solely from the revenues and receipts received by it under this Agreement and the other Borrower Loan Documents and from payments made pursuant to the Letter of Credit, if any.  No provision in this Agreement or any obligation herein imposed upon the Issuer, or the breach thereof, shall constitute or give rise to or impose upon the Issuer, the State or any political subdivision thereof a pecuniary liability or a charge upon its general credit or taxing powers.  The Issuer has no taxing power.  No officer, director, employee, council member or agent of the Issuer or shall be personally liable on this Agreement.

ARTICLE IV
LOAN OF PROCEEDS; REPAYMENT PROVISION

Section 4.1.           Loan of Bond Proceeds; Issuance of Bonds.  The Issuer covenants and agrees, upon the terms and conditions in this Agreement, to make a loan to the Borrower, evidenced by the Note, from the proceeds of the Bonds for the purpose of financing the Costs of the Project and Costs of Issuance and funding the Debt Service Reserve Fund.  The Issuer further covenants and agrees that it shall take all actions within its authority to keep this Agreement in effect in accordance with its terms.  Pursuant to said covenants and agreements, the Issuer will issue the Bonds upon the terms and conditions contained in this Agreement and the Indenture and will cause the Bond proceeds to be applied as provided in Article III of the Indenture.

Section 4.2.           Loan Payments and Payment of Other Amounts.

(a)           The Borrower covenants and agrees to pay to the Trustee as a repayment on the loan made to the Borrower from Bond proceeds pursuant to Section 4.1 hereof, and on any loan to the Borrower in connection with the issuance of Additional Bonds, a sum equal to the amount payable on such Bond Payment Date as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture.  Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee.  The term “Bond Payment Date” as used in this Section shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether upon redemption, acceleration, maturity or otherwise.  Without limiting the foregoing, the Borrower further covenants and agrees as follows:

(1)           Subject to subsection (3) below, the Borrower, on or before the 15th day of each month, until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, will deposit in immediately available funds in the Bond Fund established and maintained pursuant to the Indenture (and, if applicable, shall cause the Trustee to transfer to the Depository Bank for deposit in accordance with the Depository Agreement), the amount necessary to make the amount on deposit therein equal to the amount of accrued an unpaid interest on the Bonds as of the first day (or Interest Payment Date in the case of Bonds then bearing interest at a Weekly Interest Rate) of the immediately succeeding month (in the case of Bonds then bearing interest at a Weekly Interest Rate, calculated on the basis of the actual interest rates borne by the Bonds through the date of such payment and assuming the Bonds bear interest during any period after the date of such payment of the moneys to the Bond Fund (for which period the interest rate borne of the Bonds shall not have been established) at an annual rate equal to the interest rate borne on the Bonds on the date of such payment); provided, however, that for the initial Interest Period ending June 1, 2011, the Borrower shall deposit no less than $192,500 and $233,574 for each of the payments due in April and May, respectively.

(2)           Subject to subsection (3) below, the Borrower, on or before the 15th day of each month, until the principal of, premium, if any, and interest on the Bonds shall have been fully paid or provision for the payment thereof shall have been made in accordance with the Indenture, will deposit in immediately available funds in the Bond Fund established and maintained pursuant to the Indenture (and, if applicable, shall cause the Trustee to transfer to the Depository Bank for deposit in accordance with the Depository Agreement), a sum equal to one-sixth (1/6th) of the amount of principal payable (whether at maturity or upon a sinking fund redemption date) on the next Principal Payment Date; provided, however, that for the initial Interest Period ending June 1, 2011, the Borrower shall deposit no less than $0 and $0 for each of the payments due in April and May, respectively.

(3)           Notwithstanding subsections (1) and (2) above, during the last Bond Year ending December 1, 2024, the Borrower shall have credit against its payments due on and after June 1, 2024 under this Section 4.2(a) from moneys available in the Debt Service Reserve Fund, in such amounts as are designated by the Borrower.

Each payment made pursuant to this Section 4.2(a) shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) and premium, if any, becoming due and payable on the Bonds on each Bond Payment Date; provided that any amount held by the Trustee in the Bond Fund on any due date for a Loan Payment hereunder shall be credited against the Loan Payment due on such date, to the extent available for such purpose; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund (other than the Letter of Credit Account, if any) are sufficient to pay all of the principal of and interest and premium, if any, on the Bonds as such payments become due, the Borrower shall be relieved of any obligation to make any further payments under the provisions of this Section.  Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption or acceleration) and interest and premium, if any, on, the Bonds as such payments become due, the Borrower shall forthwith pay such deficiency as a Loan Payment hereunder.

(b)           The Borrower also agrees to pay on or before the 15th day of each month one-sixth (1/6th) of the amount of payments required to make up any deficiency in the Debt Service Reserve Fund caused by any use of moneys in the Debt Service Reserve Fund to pay debt service on the Bonds, until such deficiency has been fully paid or provision for the payment thereof shall have been made.  The Borrower also agrees to make payments on or before the 15th day of each month sufficient to restore the Debt Service Reserve Fund to the Debt Service Reserve Fund Requirement in two consecutive equal monthly installments beginning in the month following any calculation of the value of the Debt Service Reserve Fund at an amount less than the Debt Service Reserve Fund Requirement.

(c)           The obligation of the Borrower to make any payment required by Subsection 4.2(a) shall be deemed to have been satisfied to the extent of (i) any corresponding payment made to the Trustee by the Credit Provider pursuant to a Letter of Credit then in effect with respect to the Bonds.  The obligation of the Borrower to make any payment required by Subsections 4.2(a) and (b) shall be deemed to have been satisfied to the extent of (i) any corresponding transfer by the Trustee from the Revenue Fund pursuant to Section 5.2 of the Indenture.

(d)           The Borrower further covenants that it will make any payments required to be made pursuant to Sections 2.4, 4.6 and 4.8 of the Indenture at the applicable Purchase Price thereof by 2:00 p.m. New York City time on the Purchase Date in federal or other immediately available funds; provided, however the obligation to make such payments shall have been deemed satisfied to the extent that such Purchase Price shall have been paid from remarketing proceeds, or from a draw under the Letter of Credit pursuant to Section 4.7(D) of the Indenture.

(e)           The Borrower also agrees to pay (i) the annual fee of the Trustee and the Tender Agent, if any, for their ordinary services rendered as trustee or tender agent, respectively, and their ordinary expenses incurred under the Indenture, as and when the same become due, (ii) the reasonable fees, charges and expenses (including reasonable legal fees and expenses) of the Trustee, as bond registrar and paying agent, the reasonable fees of any other Paying Agent as provided in the Indenture, and (iii) the reasonable fees, charges and expenses of the Trustee for the necessary extraordinary services rendered by it and extraordinary expenses incurred by it under the Indenture, as and when the same become due.  The Trustee’s compensation shall not be limited by any provision of law regarding the compensation of a Trustee of an express trust.

(f)            The Borrower covenants and agrees to pay to or on behalf of the Issuer (i) the reasonable fees and expenses of the Issuer and its counsel in connection with this Agreement, the Note, the Project, the Bonds or the Indenture, including, without limitation, any and all fees and expenses incurred in connection with the authorization, issuance, sale and delivery of the Bonds and the administration of the Bonds, and (ii) all other amounts which the Borrower agrees to pay under the terms of this Agreement; provided, that the aggregate of all such amounts paid to the Issuer shall not equal or exceed an amount which would cause the “yield” on this Agreement or any other “acquired purpose obligation” to be “materially higher” than the “yield” on the Bonds, as such terms are used in the Code.  Such fees and expenses shall be paid directly to the Issuer for its own account as and when such fees and expenses become due and payable.  When the Issuer incurs expenses or renders services after the occurrence of a Loan Default Event specified in Section 7.1(d), the expenses and the compensation for the services are intended to constitute expenses of administration under any federal or state bankruptcy, insolvency, arrangement, moratorium, reorganization or other debtor relief law.

(g)           The Borrower also agrees to pay the reasonable fees, charges and expenses of the Remarketing Agent set forth in the Remarketing Agreement, if any.  Such payments shall be made directly to the Remarketing Agent.  The Issuer shall have no obligation whatsoever with respect to the payment of fees, charges and expenses of the Remarketing Agent.

(h)           The Borrower also agrees to pay fees and expenses of independent certified public accountants necessary for the preparation of annual or other audits, reports or summaries thereof required by this Agreement,  the Indenture or by the Issuer, including a report of an independent certified public accountant with respect to any fund established under the Indenture;

(i)            The Borrower agree to pay any amounts required to be deposited in the Rebate Fund to comply with the provisions of the Tax Certificate and Section 6.1 hereof and to pay the fees, charges and expenses of any rebate analyst.

(j)            In the event that the Borrower should fail to make any of the payments required by Subsections (a)-(g) of this Section, such payments shall continue as obligations of the Borrower until such amounts shall have been fully paid.  The Borrower agrees to pay such amounts, together with interest thereon until paid, to the extent permitted by law.  Interest on overdue payments required under subsection (a) above shall be paid to Bondholders as provided in the Indenture

Section 4.3.           Application of Revenues.  While any Bonds are Outstanding, Revenues received by the Borrower shall be tendered immediately to the Depository Bank and deposited by the Depository Bank in the Revenue Account established under the Depository Agreement.

Section 4.4.           Unconditional Obligation.  The obligations of the Borrower to make the Loan Payments, Purchase Price Payments, and the other payments required by Section 4.2 hereof and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set-off, recoupment or counterclaim it might otherwise have against the Issuer, and during the term of this Agreement, the Borrower shall pay all payments required to be made on account of this Agreement as prescribed in Section 4.2, the Note and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off.  Until such time as the principal of, premium, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Borrower (a) will not suspend or discontinue any payments provided for in Section 4.2; (b) will perform and observe all of its other covenants contained in this Agreement; and (c) except as provided in Article VIII hereof, will not terminate this Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either of these, or any failure of the Issuer or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Agreement or the Indenture, except to the extent permitted by this Agreement.

Section 4.5.           Assignment of Issuer’s Rights.  As security for the payment of the Bonds, the Issuer will assign to the Trustee the Issuer’s rights under this Agreement and the Note, including the right to receive Loan Payments and Purchase Price Payments hereunder (except the Unassigned Issuer Rights).  The Issuer hereby directs the Borrower to make the Loan Payments required hereunder directly to the Trustee for deposit as contemplated by the Indenture.  The Issuer hereby directs the Borrower to make the Purchase Price Payments required hereunder directly to the Trustee or the Tender Agent as contemplated by the Indenture.  The Borrower hereby consents to such assignment and agrees to make payments directly to the Trustee or the Tender Agent, as the case may be, without defense or set-off by reason of any dispute between the Borrower and the Issuer or the Trustee.

Section 4.6.           Amounts Remaining in Funds.  It is agreed by the parties hereto that after payment in full of (a) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (b) the fees, charges and expenses of the Issuer, the Trustee, the Tender Agent and any Paying Agents in accordance with the Indenture, (c) all other amounts required to be paid under this Agreement, the Note and the Indenture, and (d) if applicable, payment to any Credit Provider of any amounts owed to the Credit Provider under the Reimbursement Agreement with respect to a Letter of Credit, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 10.1 of the Indenture.  Notwithstanding any other provision of this Agreement or the Indenture, under no circumstances shall proceeds of a draw on a Letter of Credit or remarketing proceeds be paid to the Issuer, the Borrower, or an affiliate of the Borrower.

ARTICLE V
SPECIAL COVENANTS AND AGREEMENTS

Section 5.1.           Right of Access to the Project.  The Borrower agrees that during the term of this Agreement, the Issuer, the Trustee, and the duly authorized agents of either of them shall have the right at all reasonable times during normal business hours to enter upon each site where any part of the Project is located and to examine and inspect the Project; provided that reasonable notice shall be given to the Borrower at least five (5) Business Days prior to such examination or inspection, and such inspection shall not disturb the Borrower’s normal business operations.

Section 5.2.           The Borrower’s Maintenance of its Existence.  The Borrower covenants and agrees that during the term of this Agreement it will maintain its existence as a limited liability company in good standing, as the case may be, in its state of incorporation, shall be qualified to conduct business in the State of Texas, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not combine or consolidate with or merge into another entity so that it is not the resulting or surviving entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”); provided that it may enter into such transaction, if (a) the surviving or resulting transferee, person or entity, as the case may be, assumes and agrees in writing to pay and perform all of its obligations hereunder and under the Tax Certificate, (b) the surviving or resulting transferee, person or entity, as the case may be, qualifies to do business in the State, and (c) it shall deliver to the Trustee prior to the consummation of the transaction an Approving Opinion addressed to the Trustee, and (d) no Event of Default has occurred or is continuing hereunder.

If a merger, consolidation, sale or other transfer is effected, as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger, consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.

Section 5.3.           Records and Financial Statements of Borrower.

(a)           The Borrower covenants and agrees at all times to keep, or cause to be kept, proper books of record and account, prepared in accordance with generally accepted accounting principles, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations of the Borrower relating to the Project.  Such books of record and account shall be available for inspection by the Issuer or the Trustee during normal business hours and under reasonable circumstances.

(b)           The Borrower agrees to furnish to the Issuer and the Trustee as soon as available, and in any event within 120 days after the end of each fiscal year, copies of the balance sheet of the Borrower as at the end of such fiscal year, and of the statements of income, retained earnings and changes in financial condition of the Borrower for such fiscal year.  Such balance sheet and statements shall be prepared in reasonable detail, in accordance with generally accepted accounting principles, and shall be accompanied by the report thereon of an independent public accountant.  In the event that the Borrower is required to file Form 10-K under the Securities Exchange Act of 1934, as amended, the Borrower may, in lieu of furnishing the financial statements hereinabove described, furnish such Form 10-K to the Issuer and the Trustee promptly after such report is available

Section 5.4.           Insurance.  The Borrower agrees to insure the Project during the term of this Agreement for such amounts and for such occurrences as are required by Section 1.03 of the Deed of Trust and Section 13.01 of the Lease Agreement.

The Borrower shall deliver to the Trustee within 120 days of the end of each Fiscal Year during the term of this Agreement a certificate stating that all insurance required by this Section is in full force and effect.  The Trustee may conclusively rely on such certificate.

Section 5.5.           Maintenance and Repairs; Taxes; Utility and Other Charges.  The Borrower agrees to maintain the Project during the term of this Agreement (a) in as reasonably safe condition as its operations shall permit and is customary in the industry and (b) in good repair and in good operating condition, ordinary wear and tear excepted, making from time to time all necessary repairs thereto and renewals and replacements thereof.  Any replacement, repair, rebuilding or restoration of the Project shall be done in accordance with any permits or governmental agreements applicable to the facilities being improved as part of the Project.

The Borrower agrees to pay or cause to be paid during the term of this Agreement all taxes, governmental charges of any kind lawfully assessed or levied upon the Project or any part thereof, including any taxes levied against any portion of the Project which, if not paid, will become a charge on the receipts from the Project prior to or on a parity with the charge thereon and the pledge or assignment thereof to be created therefrom or under this Agreement, all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of any portion of the Project and all assessments and charges lawfully made by any governmental body for public improvements that may be secured by a lien on the Project, provided that with respect to special assessments or other governmental charges that may lawfully be paid in installments over a period of years, the Borrower shall be obligated to pay only such installments as are required to be paid during the term of this Agreement.  The Borrower may, at the Borrower’s expense and in the Borrower’s name, in good faith, contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during that period of such contest and any appeal therefrom unless by such nonpayment the Project or any part thereof will be subject to loss or forfeiture.  Notwithstanding such contest or appeals, the Borrower shall pay not less than the amount of tax or assessment which the Borrower admits in good faith to be owing.

Section 5.6.           Qualification in the State.  To the extent either of the Borrower, or any successor or assignee as permitted by Section 5.2, is not organized under the laws of the State, it agrees that throughout the term of this Agreement it will be in good standing in the State.

Section 5.7.           Tax Covenant.  The Borrower covenants and agrees that it shall at all times do and perform all acts and things permitted by law and this Agreement and the Indenture which are necessary in order to assure that interest paid on the Bonds (or any of them) will be Tax-exempt and shall take no action that would result in such interest not being Tax-exempt.  Without limiting the generality of the foregoing, the Borrower agrees to comply with the provisions of Section 6.1 hereof and of the Tax Certificate, which are hereby incorporated herein.  This covenant shall survive payment in full or defeasance of the Bonds.

Section 5.8.           Notices and Certificates to Trustee.  Borrower hereby agrees to provide the Trustee with the following:

(a)           Within one hundred twenty (120) days of the end of the fiscal year of the Borrower, a certificate of the Borrower to the effect that all payments have been made under this Agreement and that, to the best of his or her knowledge, there exists no Event of Default or unmatured default;

(b)           Upon knowledge of an Event of Default under this Agreement, the Indenture or any other Borrower Loans Document, the Gas Sale Agreement or the Lease Agreement, notice of such Event of Default, such notice to include a description of the nature of such event and what steps are being taken to remedy such Event of Default;

(c)           On or before December 15 of each year, commencing December 15, 2011, during which any of the Bonds are outstanding, a written disclosure of any significant change known to the Borrower that occurs which would adversely impact the Trustee’s ability to perform its duties under the Indenture, or of any conflicts which may result because of other business dealings between the Trustee and the Borrower.

Section 5.9.           Continuing Disclosure.  Pursuant to the federal Securities and Exchange Commission (the “S.E.C.”) Rule 15c2-12 promulgated under the Securities Exchange Act of 1934, as amended, the Borrower hereby covenants and agrees to comply, or to cause compliance with, when and if applicable, the continuing disclosure requirements promulgated thereunder, as such rule may from time to time hereafter be amended or supplemented.  Notwithstanding any other provision of this Agreement, failure of the Borrower to comply, or to cause compliance with, the requirements of S.E.C. Rule 15c2-12, as it may from time to time hereafter be amended or supplemented, shall not be considered a Loan Default Event; however, the Trustee, at the written request of any Holder of Outstanding Bonds, shall, but only to the extent indemnified to its satisfaction from and against any cost, liability or expense related thereto, including, without limitation, fees and expenses of its attorneys and advisors and additional fees and expenses of the Trustee or any Bondholder or beneficial owner of the Bonds, take such actions as may be necessary and appropriate, including seeking mandamus or specific performance by court order, to cause the Borrower to comply with its obligations pursuant to this Section 5.9.

Section 5.10.        Cooperation in Filings and Other Matters.  The Issuer and the Borrower agree to cooperate, upon the request of either party, at the expense of the Borrower in the filing and renewal of UCC-1 Financing Statements.

Section 5.11.        Letter of Credit.

(a)           At any time that the Bonds bear interest at a Weekly Interest Rate, the Borrower shall provide for the delivery to the Trustee of a Letter of Credit or Alternate Letter of Credit (collectively referred to as a “Credit Instrument”).  The Borrower shall cause to be delivered an Alternate Letter of Credit at least 20 days before the expiration date of any existing Letter of Credit, unless otherwise permitted by the Indenture.  A Credit Instrument shall be an irrevocable letter of credit or other irrevocable credit facility (including, if applicable, a confirming letter of credit), issued by a Credit Provider, the terms of which shall be acceptable to the Trustee and shall otherwise comply with the requirements of the Indenture; provided, that the expiration date of such Credit Instrument shall be a date not earlier than one year from its date of issuance, subject to earlier termination upon payment of the Bonds in full or provision for such payment in accordance with Article X of the Indenture.  On or prior to the date of the delivery of a Credit Instrument to the Trustee, the Borrower shall cause to be furnished to the Trustee (i) an opinion of Bond Counsel addressed to the Trustee stating to the effect that the delivery of such Credit Instrument to the Trustee is authorized under the Indenture and complies with the terms hereof and will not in and of itself adversely affect the Tax-exempt status of interest on the Bonds, (ii) an opinion of counsel to the Credit Provider issuing such Credit Instrument stating to the effect that such Credit Instrument is enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, reorganization or similar laws limiting the enforceability of creditors’ rights generally and except that no opinion need be expressed as to the availability of any discretionary equitable remedies), (iii) written evidence from the Rating Agency that the Bonds shall have a long-term rating of “A” (or equivalent) or higher or, if the Bonds only have a short-term rating, such short-term rating shall be in the highest short-term rating category (without regard to “+”s or “-”s) and (iv) if required by any Rating Agency then rating the Bonds or in the event the Bonds are not rated by any Rating Agency, an opinion of Bond Counsel addressed to the Trustee or an opinion of counsel to the Credit Provider addressed to the Trustee to the effect that payments under such Credit Instrument will not constitute a voidable preference under Section 547 of the United States Bankruptcy Code as then in effect if a petition in bankruptcy is filed by or against the Borrower or the Issuer or an affiliate or a subsidiary of either of them.

(b)           The Borrower shall provide to the Trustee (with a copy to the Issuer) a notice at least 15 days prior to the effective date of any Alternate Letter of Credit (and in no event later than 35 days prior to the expiration of any existing Letter of Credit) identifying the Alternate Letter of Credit, if any, and the rating which will apply to the Bonds after the effective date.

Section 5.12.        Compliance with Indenture.  The Borrower recognizes that the Indenture contains provisions that, among other things, relate to matters affecting the payment of Costs of the Project and the administration and investment of certain funds.  The Borrower has reviewed the Indenture and hereby assents to all provisions of the Indenture.  The Borrower shall take such action as may be reasonably necessary in order to enable the Issuer and the Trustee to comply with all requirements and to fulfill all covenants of the Indenture to the extent that compliance with such requirements and fulfillment of such covenants are dependent upon any observance or performance required of the Borrower by the Indenture, the Note or this Agreement.

Section 5.13.        Other Agreements.  The Borrower hereby covenants and agrees to maintain in effect during the term of this Agreement the Borrower Loan Documents, the Lease Agreement, the Shell Gas Sale Agreement, other Gas Sale Agreements, Project Revenue Generating Agreements and any collateral assignments and security documents entered into for purposes of securing the Bonds, and to comply with the terms and conditions thereunder.

Section 5.14.        Damage; Destruction and Eminent Domain.  If, during the term of this Agreement, the Project or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project or any portion thereof shall have been taken by the exercise of the power of eminent domain, and the Issuer, the Borrower or the Trustee receives Net Proceeds of Insurance or any condemnation award in connection therewith, the Borrower, to the extent it is not required to prepay the indebtedness hereunder in accordance with Section 8.3 hereof and as otherwise permitted by the Deed of Trust (and unless it shall have exercised its option to prepay the indebtedness hereunder pursuant to the provisions of Section 8.3 hereof), shall cause such Net Proceeds of Insurance or an amount equal thereto (i) to be used for the repair, construction or improvement of such facilities, or such portion thereof, as “exempt facilities” within the meaning of Section 142 of the code, or (ii) to be deposited into the Bond Fund (but only for application, as instructed by the Authorized Representative of the Borrower, to the purchase of Bonds for the purposes of cancellation in the manner provided in the Indenture), or (iv) to be used for any combination of the purposes permitted by (and subject to the conditions described in) clauses (i) and (ii) above.

Section 5.15.        Term Interest Rate Period Only.  Notwithstanding anything herein to the contrary, the Borrower and the Issuer understand and agree that the Borrower has elected that the Bonds shall bear interest solely at a Term Interest Rate during a Term Interest Rate Period commencing on the date hereof through the final Principal Payment Date, subject to Section 2.2(b) of the Indenture, therefore affecting, and in some cases limiting or eliminating, certain rights, powers, duties and obligations of the Bondholders, the Borrower, the Trustee, the Depository Bank and the Issuer under the Indenture, the Depository Agreement and hereunder, including, but not limited to, the right to adjust the Interest Rate Period on the Bonds, the right to the appointment of a Remarketing Agent or the obligation to make Purchase Price Payments under Section 4.2(d) hereof.

ARTICLE VI
SPECIAL TAX COVENANTS

Section 6.1.           Special Tax Covenants.

(a)           Qualifying Costs.  The Borrower shall not cause any Proceeds of the Bonds to be expended, except pursuant to the Indenture and this Agreement.  The Issuer agrees to act in accordance with its duties under the Indenture.  The Borrower shall not (i) requisition or otherwise allow payment out of Proceeds of the Bonds (A) if such payment is to be used for the acquisition (including reimbursement therefor in compliance with the Code) of any property (or an interest therein) unless the first use of such property is pursuant to such acquisition, provided that this clause (A) shall not apply (1) to any building (and the equipment purchased as a part thereof, if any) if the “rehabilitation expenditures”, as defined in Section 147(d) of the Code, with respect to the building equal or exceed 15% of the portion of the cost of acquiring the building (including such equipment) financed with the Proceeds of the Bonds, or (2) to any other property if the rehabilitation expenditures with respect thereto equal 100% of the cost of acquiring such property financed with the Proceeds of the Bonds; (B) if as a result of such payment, 25% or more of the Proceeds of the Bonds would be considered as having been used directly or indirectly for the acquisition of land (or an interest therein); (C) if, as a result of such payment, less than 95% of the Net Proceeds of the Bonds, expended at the time of such acquisition would be considered as having been used for (1) costs that constitute capital expenditures as defined in Section 1.150-1(b) of the Regulations; or (2) costs associated with facilities that will be used solely for the collection, storage, treatment, utilization, processing or final disposal of solid waste or (3) costs for land, buildings or other property that is functionally related or subordinate to such property (“Qualifying Costs”); (D) if paid prior to the Issuance Date and fails to satisfy the reimbursement rules under Section 1.150-2 of the Regulations; or (E) if such payment is used to pay Costs of Issuance of the Bonds in excess of an amount equal to 2% of the Sale Proceeds of the Bonds; (ii) take or omit, or permit to be taken or omitted, any other action with respect to the use of such Proceeds the taking or omission of which has or would result in the loss of Tax-exempt status of the interest on the Bonds; or (iii) take or omit, or permit to be taken or omitted, any other action the taking or omission of which has or would cause the loss of such Tax-exempt status of the interest on the Bonds.

(b)           Prohibited Uses.  Without limiting the generality of the foregoing, the Borrower will not use the Proceeds of the Bonds, or permit such Proceeds to be used directly or indirectly, for the acquisition of land (or an interest therein) to be used for farming purposes, or to provide any airplane, skybox or other private luxury box, any health club facility, any facility primarily used for gambling, any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

(c)           Land.  No portion of the Proceeds of the Bonds will be used directly or indirectly for the acquisition of land or any interest therein to be used for the purpose of farming and less than 25% of the Proceeds of the Bonds are or will be used directly or indirectly for the acquisition of land to be used for purposes other than farming.

(d)           Commencement of Construction; First Users.  The Borrower hereby represents that the Borrower will not requisition any amounts from the Proceeds of the Bonds to pay costs incurred before the Issuance Date of the Bonds and paid more than 60 days prior to the date of “official action” of the Issuer within the meaning of Section 142 of the Code, which took place on February 17, 2009.  No person, firm or corporation who was a “substantial user” of the Project (as defined in the Code) before the Issuance Date of the Bonds and who was or will be a “substantial user” of the Project following its being placed in service, has received or will receive, directly or indirectly, any Proceeds from the issuance and sale of the Bonds.

(e)           Economic Life of Project.  The Borrower hereby represents that the weighted average maturity of the Bonds does not exceed 120% of the “average reasonably expected economic life” of the components comprising the Project, determined pursuant to Section 147(b) of the Code.  For purposes of the preceding sentence, the reasonably expected economic life of each property constituting the Project shall be determined as of the later of (i) the Issuance Date of the Bonds or (ii) the date on which such property is placed in service (or expected to be placed in service).  In addition, land shall not be taken into account in determining the reasonably expected economic life of property.  The Borrower agrees that it will not make any changes in the Project which would, at the time made, cause 120% of the “average reasonably expected economic life” of the components of the Project, determined pursuant to Section 147(b) of the Code, to be less than the “weighted average maturity” of the Bonds.

(f)            Certificate of Information; Internal Revenue Service Form 8038.  The Borrower hereby represents that the information contained herein and in the Tax Certificate) delivered in connection with the issuance of the Bonds with respect to the compliance with the requirements of Section 103 and Sections 141 through 150 of the Code, including the information in Internal Revenue Service Form 8038 (excluding the issue number and the employer identification number of the Issuer) filed by the Issuer with respect to the Bonds and the Project, is true and correct in all material respects.

(g)           Use by United States of America or Its Agencies.  The Borrower has not permitted and shall not permit the Project to be used or occupied other than as a member of the general public in any manner for compensation by the United States of America or an agency or instrumentality thereof, including any entity with statutory authority to borrow from the United States of America (in any case within the meaning of Section 149(b) of the Code) unless, with respect to any future use of the Project, the Borrower shall deliver to the Trustee an Approving Opinion addressed to the Trustee.

(h)           Other Bonds.  The Borrower agrees that during the period commencing on the date of the issuance of the Bonds and ending 15 days thereafter, there shall be issued no “private activity bonds,” as defined in Section 141 of the Code, which are guaranteed or otherwise secured by payments to be made by the Borrower or any “related person” (or group of “related persons”) unless the Borrower shall deliver to the Trustee an Approving Opinion addressed to the Trustee in connection with the issuance of such “private activity bonds”.

(i)            Solid Waste Disposal Facilities.  Not less than 95% of the Net Proceeds of the Bonds shall be used to provide (i) facilities that will be used solely for the collection, storage, treatment, utilization, processing or final disposal of solid waste, or (ii) land, buildings or other property that is functionally related or subordinate to such a property.

(j)            Change in Use.  The Borrower shall not cause any change in use of the Project that would not satisfy the requirements of Section 1.150-4 of the Regulations (or a successor Regulation or similar) without an Approving Opinion.

(k)           Bonds Are Not Hedge Bonds.  The Borrower covenants and agrees that not more than 50% of the Proceeds of the Bonds will be invested in nonpurpose investments (as described in Section 1.148-1(b) of the Regulations) having a substantially guaranteed Yield for four years or more within the meaning of Section 149(g)(3)(A)(ii) of the Code, and the Borrower reasonably expects that at least 85% of the spendable proceeds of such Bonds will be used to carry out the governmental purposes of the Bonds within the three-year period beginning on the Issuance Date.

(l)            Yield on Investment of Gross Proceeds.  The Borrower will restrict the cumulative, blended Yield on the investment of the Gross Proceeds of the Bonds to the Yield of the Bonds, other than amounts (i) not subject to yield restriction because of (A) the availability of any applicable temporary period under Section 148(c) of the Code and Section 1.148-2(e) of the Regulations, (B) deposit in a reasonably required reserve or replacement fund described in Section 148(d) of the Code and Section 1.148-2(f)(2) of the Regulations or a bona fide debt service fund described in Section 1.148-1(b) of the Regulations (including the Bond Fund) or (C) the minor portion exception described in Section 1.148-2(g) of the Regulations, or (ii) invested at a restricted yield by virtue of being invested in obligations described in Section 103(a) of the Code that are not “specified private activity bonds” within the meaning of Section 57(a)(5)(C) of the Code to the extent required by the Code or the Regulations.

(m)          No Arbitrage.  The Borrower will not use or invest the Proceeds of the Bonds such that such Bonds become “arbitrage bonds” within the meaning of Section 148 of the Code.

(n)           Rebate.  The Borrower agrees to take all steps necessary to compute and pay any rebatable arbitrage in accordance with Section 148(f) of the Code and Section 1.148-3 of the Regulations, including:

(i)            Delivery of Documents and Money on Computation Dates.  Except in the case where Borrower has (1) satisfied the spending requirements set forth in the Tax Certificate so as to exempt the Borrower from any rebate liability with respect to the Bonds and (2) delivered a certificate, signed by an Authorized Representative of the Borrower, certifying that the Borrower has satisfied such spending requirements and is exempt from any rebate liability with respect to the Bonds, the Borrower shall deliver to the Trustee, within 45 days after each Computation Date for the Bonds,

(A)          a statement, signed by an Authorized Representative of the Borrower, stating the Rebate Amount for the Bonds as of such Computation Date; and

(B)           (1) if such Computation Date is not the Final Computation Date, an amount which, together with any amount then held for the credit of the Rebate Fund, is equal to at least 90% of the Rebate Amount in respect of the Bonds as of such Computation Date, less the future value as of such date, of any prior payments made to the United States pursuant to Section 148(f) of the Code in respect of the Bonds, and (2) if such Computation Date is the Final Computation Date, an amount which, together with any amount then held for the credit of the Rebate Fund in respect of the Bonds, is equal to the Rebate Amount as of such Final Computation Date, less the future value as of such date, of any prior payments made to the United States pursuant to Section 148(f) of the Code in respect of such Bonds; and

(C)           to the extent any Rebate Amount is due, an Internal Revenue Service Form 8038-T completed as of such Computation Date.

(ii)           Correction of Underpayments.  If the Trustee or the Borrower shall discover or be notified as of any date that any payment paid to the United States Treasury pursuant to Section 5.6 of the Indenture of an amount described in Section 6.1(n)(i) above shall have failed to satisfy any requirement of Section 1.148-3(f) of the Regulations (whether or not such failure shall be due to any default by the Borrower, the Issuer, or the Trustee), the Borrower shall (A) deliver to the Trustee a brief written explanation of such failure and any basis for concluding that such failure was innocent and (B) pay to the Trustee (for deposit to the Rebate Fund) and cause the Trustee to pay to the United States Treasury from the Rebate Fund the penalty in respect thereof and as specified in Section 1.148-3(h) of the Regulations, within 45 days after any discovery or notice.

(iii)          Records.  The Borrower shall retain all of its accounting records relating to the Bond Fund, the Project Fund and the Rebate Fund and all calculations made in preparing the statements described in this Section 6.1(n) for at least six years after the date on which no Bonds are Outstanding.

(iv)          Borrower Authorized to Act on Behalf of Issuer.  The Issuer hereby authorizes the Borrower to exercise, on behalf of the Issuer, any election pursuant to Section 1.148-3 of the Regulations and the Issuer will cooperate with the Borrower and execute any form or statement required by such Regulations to perfect any such election.

(v)           Fees and Expenses.  The Borrower agrees to pay all of the reasonable fees and expenses of Bond Counsel, a certified public accountant and any other necessary consultant employed by the Borrower, the Trustee or the Issuer in connection with computing the Rebate Amount, so long as the Borrower have consented in writing in advance to such employment.

(vi)          No Diversion of Rebatable Arbitrage.  The Borrower will not indirectly pay any amount otherwise payable to the federal government pursuant to the foregoing requirements to any person other than the federal government by entering into any investment arrangement with respect to the Gross Proceeds of the Bonds which is not purchased at fair market value or includes terms that the Borrower would not have included if Bonds were not subject to Section 148(f) of the Code.

(vii)         Investment of Rebate Fund.  In the event funds are deposited to the Rebate Fund, the Borrower shall give the Trustee instructions as the investment of such funds upon deposit of such funds in accordance with Section 5.5 and Section 5.6 of the Indenture.

(o)           Covenant to Maintain Tax Exemption.  The Borrower hereby covenants and agrees that it shall not take any action, cause any action to be taken, omit to taken any action or cause any omission to occur which would cause the interest on the Bonds to lose their Tax-exempt status.  To the extent that published rulings of the Internal Revenue Service, or amendments to the Code or the Regulations modify the covenants of the Borrower which are set forth in this Section 6.1 or which are necessary to preserve the Tax-exempt status of the interest on the Bonds, the Borrower will comply with such modifications.

ARTICLE VII
LOAN DEFAULT EVENTS AND REMEDIES

Section 7.1.           Loan Default Events.  Any one of the following which occurs and continues shall constitute a “Loan Default Event:”

(a)           Failure of the Borrower to make any Loan Payment required by Section 4.2(a) hereof when due; or

(b)           Failure of the Borrower to make any Purchase Price Payment required by Section 4.2(d) hereof when due; or

(c)           Failure of the Borrower to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Agreement (other than as provided in clause (a) or (b) above), which continues for a period of 30 days after written notice by the Issuer or the Trustee delivered to the Borrower and the Credit Provider, if any, which notice shall specify such failure and request that it be remedied, unless the Issuer and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, the Issuer and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within such period and diligently pursued in good faith until the default is corrected; or

(d)           The dissolution or liquidation of the Borrower or the filing by the Borrower of a voluntary petition in bankruptcy, or failure by the Borrower promptly to cause to be lifted any execution, garnishment or attachment of such consequence as will impair the Borrower’s ability to carry on its obligations hereunder, or the entry of any order or decree granting relief in any involuntary case commenced against the Borrower under any present or future federal bankruptcy act or any similar federal or state law, or a petition for such an order or decree shall be filed in any court and such petition or answer shall not be discharged or denied within ninety days after the filing thereof, or if the Borrower shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of the Borrower shall be appointed in any proceeding brought against the Borrower and shall not be discharged within ninety days after such appointment or if the Borrower shall consent to or acquiesce in such appointment, or assignment by the Borrower for the benefit of its creditors, or the entry by the Borrower into an agreement of composition with its creditors, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against the Borrower under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Borrower shall remain undismissed (subject to no further appeal) for a period of ninety days; provided, the term “dissolution or liquidation of the Borrower,” as used in this subsection, shall not be construed to include the cessation of the existence of the Borrower resulting either from a merger or consolidation of the Borrower into or with another entity or a dissolution or liquidation of the Borrower following a transfer of all or substantially all of its assets as an entirety or under the conditions permitting such actions contained in Section 5.2 hereof; or

(e)           The existence of an “Event of Default” (as defined therein) under the Indenture.

Section 7.2.           Remedies on Default.  Subject to Section 7.1 hereof, whenever any Loan Default Event shall have occurred and shall be continuing,

(a)           The Trustee, by written notice to the Issuer, the Borrower and the Credit Provider, if any, shall declare the unpaid balance of the loan payable under Section 4.2(a) of this Agreement to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture.  Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.1 of the Indenture.

(b)           The Trustee may have access to and may inspect, examine and make copies of the books and records and any and all accounts, data and federal income tax and other tax returns of the Borrower.

(c)           The Issuer or the Trustee may take whatever action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to become due or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Agreement, and payment and performance of the Borrower’s obligations may also be enforced by mandamus or by the appointment of a receiver in equity with power to charge any payments due from the Borrower hereunder and to apply the same.

(d)           If applicable, the Trustee shall immediately draw upon any Letter of Credit, if permitted by its terms and required by the terms of the Indenture, and apply the amount so drawn in accordance with the Indenture and may exercise any remedy available to it thereunder.

In case the Trustee, the Credit Provider, if any, or the Issuer shall have proceeded to enforce its rights under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, the Credit Provider, if any, or the Issuer, then, and in every such case, the Borrower, the Trustee, the Credit Provider, if any, and the Issuer shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Borrower, the Trustee, the Credit Provider, if any, and the Issuer shall continue as though no such action had been taken.

The Borrower covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Payment payable under Section 4.2(a) hereof, then, upon demand of the Trustee, the Borrower will pay to the Trustee the whole amount that then shall have become due and payable under said Section, with interest on the amount then overdue at the rate then borne by the Bonds on the day prior to the occurrence of such default.

In the case the Borrower shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Borrower and collect in the manner provided by law the moneys adjudged or decreed to be payable.

In case proceedings shall be pending for the bankruptcy or for the reorganization of the Borrower under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Borrower or in the case of any other similar judicial proceedings relative to the Borrower, or the creditors or property of the Borrower, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Borrower, its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture.  Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee and the Issuer any amount due each of them for their respective reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by each of them up to the date of such distribution.

In the event the Trustee incurs expenses or renders services in any proceedings which result from a Loan Default Event under Section 7.1(d) hereof, or from any default which, with the passage of time, would become such Loan Default Event, the expenses so incurred and compensation for services so rendered are intended to constitute expenses of administration under the United States Bankruptcy Code or equivalent law.

Section 7.3.           Agreement to Pay Attorneys’ Fees and Expenses.  In the event the Borrower should default under any of the provisions of this Agreement and the Issuer or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Borrower herein contained, the Borrower agrees to pay promptly to the Issuer and the Trustee the reasonable fees and expenses of such attorneys and such other reasonable out-of-pocket expenses so incurred by the Issuer and the Trustee, whether incurred at trial, on appeal, in bankruptcy proceedings, or otherwise.

Section 7.4.           No Remedy Exclusive.  No remedy herein conferred upon or reserved to the Issuer, the Credit Provider, or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute.  No delay or omission to exercise any right or power accruing upon any default hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required herein or by applicable law.  Such rights and remedies as are given the Issuer hereunder shall also extend to the Trustee as the assignee of the Issuer.

Section 7.5.           No Additional Waiver Implied by One Waiver.  In the event any agreement or covenant contained in this Agreement should be breached by the Borrower and thereafter waived by the Issuer, the Credit Provider, if any, or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

ARTICLE VIII
PREPAYMENT

Section 8.1.           Redemption of Bonds with Prepayment Moneys.  By virtue of the assignment of the rights of the Issuer under this Agreement to the Trustee as is provided in Section 4.5 hereof, the Borrower agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VIII.  The Indenture provides that the Trustee shall use the moneys so paid to it by the Borrower to redeem the Bonds on the date set for such redemption pursuant to Section 8.5 hereof or to reimburse any Credit Provider for any draw under the Letter of Credit therefor.   The Issuer shall call Bonds for redemption as required by Article IV of the Indenture or as requested by the Borrower pursuant to the Indenture or this Agreement.

Section 8.2.           Options to Prepay Installments.  The Borrower shall have the option to prepay the Loan Payments payable under Section 4.2(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Section 4.1(b) of the Indenture if the conditions under said Section 4.1(b) are met and at the times and at the prices set forth in Sections 4.1(c) or 4.1(d) of the Indenture, as the case may be.

Section 8.3.           Mandatory Prepayment.

(a)           If a mandatory redemption of the Bonds is required by Section 4.1(a) of the Indenture, the Borrower shall have and hereby accepts the obligation to prepay the Loan Payments by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof, to be used to redeem all or a part of the Outstanding Bonds.

(b)           The Borrower shall have and hereby accepts the obligation to prepay Loan Payments with respect to the Bonds in the amounts required to make sinking fund payments pursuant to Section 4.1(e) of the Indenture.

Section 8.4.           Amount of Prepayment.  In the case of a redemption of the Outstanding Bonds in full, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee and available for such purpose, to pay (a) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, plus premium, if any, pursuant to the Indenture, (b) all reasonable and necessary fees and expenses (including without limitation reasonable legal fees and expenses) of the Issuer, the Trustee and any Paying Agent accrued and to accrue through final payment of the Bonds and (c) all other liabilities of the Borrower accrued and to accrue under this Agreement.  In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and premium, if any, and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.

Section 8.5.           Notice of Prepayment.  To exercise an option granted in or to perform an obligation required by this Article VIII, the Borrower shall give written notice at least fifteen (15) days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.3 of the Indenture, to the Issuer, the Credit Provider, if any, and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made.  If the Borrower fails to give such notice of a prepayment in connection with a mandatory redemption under this Agreement, such notice may be given by the Issuer, by the Trustee or by any Holder or Holders of 10% or more in aggregate principal amount of the Bonds Outstanding.  The Issuer and the Trustee, at the written request of the Borrower or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Issuer shall not be required to make payment of any money required for such redemption) to effect redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture.  The Issuer hereby appoints the Borrower to give all notices and make all requests to the Trustee with respect to the application of funds paid by the Borrower as prepayments, including notices of optional redemption of the Bonds in conformity with Article IV of the Indenture.

ARTICLE IX
NON-LIABILITY OF ISSUER; EXPENSES; INDEMNIFICATION

Section 9.1.           Non-liability of Issuer.  The Issuer shall not be obligated to pay the principal of, or premium, if any, or interest on, or Purchase Price of, the Bonds, except from Revenues.  The Borrower hereby acknowledges that the Issuer’s sole source of moneys to repay the Bonds will be provided by the payments made by the Borrower pursuant to this Agreement and the Note, together with other Revenues with respect to the Bonds, including amounts received by the Trustee under the Letter of Credit and investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agree that if the payments to be made hereunder shall ever prove insufficient to pay all principal and Purchase Price of and premium, if any, and interest on the Bonds as the same shall become due (whether by maturity, redemption, acceleration or otherwise), then upon notice from the Trustee, the Borrower shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal, Purchase Price, premium or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Borrower, the Issuer, the Credit Provider, if any, or any third party.

Section 9.2.           Expenses.  The Borrower covenants and agrees to indemnify the Issuer and the Trustee against, and to reimburse them promptly for, all reasonable costs and charges, including, without limitation, the Trustee’s compensation provided for in the Indenture and including fees and disbursements of attorneys, accountants, consultants and other experts, incurred in good faith in connection with this Agreement, the Note, the Bonds or the Indenture.

Section 9.3.           Indemnification.  The Borrower releases the Issuer, the Unit, the Trustee, the Division, the Tender Agent, the Paying Agent, and the counties, municipalities and other local governmental entities which provide the required approvals under Section 501.159 of the Act with respect to the Project, and their officers, directors, employees and agents (collectively, the “Indemnified Parties”) from, and covenants and agrees that none of the Indemnified Parties shall be liable for, and covenants and agrees, to the extent permitted by law, to indemnify and hold harmless the Indemnified Parties from and against, any and all losses, costs, claims, damages, liabilities and expenses, of every conceivable kind, character and nature whatsoever directly or indirectly arising out of, resulting from or in any way connected with (a) the Project, or the conditions, occupancy, operation, maintenance, ownership, use, possession, conduct or management of, or work done in or about, or from the planning, design, acquisition, installation, construction or equipping of the Project or any part thereof; (b) the issuance, offering, sale, delivery or payment of the Bonds and interest thereon, or any certifications, covenants or representations made by the Borrower in connection therewith and the carrying out of any of the transactions contemplated by the Bonds and this Agreement; (c) the Trustee’s acceptance or administration of the trusts under the Indenture, or the exercise or performance of any of its powers or duties under the Indenture or this Agreement; (d) any violation of any environmental law, rule or regulation or the release of any hazardous or toxic substance on or near the Project; or (e) any untrue statement or alleged untrue statement of any material fact or omission or alleged omission to state a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, in any official statement or other offering circular utilized by the Issuer or any underwriter or placement agent in connection with the sale of the Bonds, provided that the Borrower shall have no liability under this clause (e) in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based solely upon any untrue statement or omission pertaining only to the Issuer made in any official statement or offering circular with respect to the Bonds under the headings “The Issuer” or “Litigation”; provided further that the foregoing release and indemnity in this Section shall not be required for damages that result from or arise out of negligence or willful misconduct on the part of the party seeking such release or indemnity, except that with respect to the Issuer, the Unit and the Division, the indemnity shall not be required for damages that result from bad faith, fraud or willful misconduct.  The indemnity required by the Section shall be only to the extent that any loss sustained by the Issuer or the Trustee exceeds the net proceeds the Issuer or the Trustee receives from any insurance carried with respect to the loss sustained.  The Borrower further covenants and agrees, to the extent permitted by law, to pay or to reimburse the Indemnified Parties for any and all costs, reasonable attorneys fees and expenses, liabilities or expenses incurred in connection with investigating, defending against or otherwise in connection with any such losses, claims (whether asserted by the Issuer, the Borrower, a Holder, or any other person), damages, liabilities, expenses or actions, except, with respect to the Trustee, to the extent that the same are determined by a court of competent jurisdiction to have been caused by the negligence or willful misconduct of the party claiming such payment or reimbursement or relate to provisions of this indemnity that by their terms the Borrower shall have no liability therefor.  The provisions of this Section and Section 4.2(e) shall survive the resignation or removal of the Trustee, discharge of the Indenture and the retirement of the Bonds.  The definition of “Indemnified Parties” herein shall not be amended for the purposes of deleting or removing an Indemnified Party without the written consent of such Indemnified Party.

ARTICLE X
MISCELLANEOUS

Section 10.1.        Notices.  All notices, certificates or other communications shall be deemed sufficiently given if sent by facsimile (receipt confirmed) or if mailed by first-class mail, postage prepaid, addressed to the Issuer, the Borrower, or the Trustee, as the case may be, as follows:

To the Issuer:	Mission Economic Development Corporation c/o City of Mission 1201 East 8th Street Mission, Texas 78572 Attention: President Telephone: (956) 585.0040 Facsimile: (956) 581.0470

To the Borrower:

Dallas Clean Energy McCommas Bluff, LLC
c/o Cambrian Energy Management, LLC
624 S. Grand Avenue, Suite 2420
Los Angeles, California 90017-3325
Attention: Evan Williams
Telephone: (213) 628-8312
Facsimile: (213) 488-9890

To the Trustee:

The Bank of New York Mellon Trust Company, N.A.
700 South Flower Street, Suite 500
Los Angeles, California 90017-4104
Attention: Corporate Trust Administration — Matthew Moon
Telephone: (213) 630-6257
Facsimile: (213) 630-6215

To the Rating Agency(ies):	Fitch Ratings One State Street Plaza, 28th Floor New York, New York 10004 Attention: Timothy Ononiwu Telephone: (212) 908-0879

A duplicate copy of each notice, certificate or other communication given hereunder by either the Issuer or the Borrower to the other shall also be given to the Trustee and any Credit Provider, if applicable.  Notices to the Trustee are effective only when actually received by the Trustee.  The Issuer, the Borrower, the Trustee and any Credit Provider, if applicable, may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.

Section 10.2.        Severability.  If any provision of this Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.

Section 10.3.        Execution of Counterparts.  This Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 10.4.        Amendments, Changes and Modifications.  Except as otherwise provided in this Agreement or the Indenture, this Agreement may not be effectively amended, changed, modified, altered or terminated except by the written agreement of the Issuer and the Borrower and with the written consent of the Credit Provider, if applicable, and of the Trustee, if required, in accordance with Section 9.5 of the Indenture.

Section 10.5.        Governing Law.  This Agreement shall be construed in accordance with and governed by the Constitution and laws of the State applicable to contracts made and performed in the State; provided however that the rights, duties and indemnities of the Trustee shall be governed by the laws of the State of New York.

Section 10.6.        Authorized Representative.  Whenever under the provisions of this Agreement the approval of the Borrower is required or the Borrower is required to take some action at the request of the Issuer, such approval or such request shall be given on behalf of the Borrower by its Authorized Representative, and the Issuer and the Trustee shall be authorized to act on any such approval or request and neither party hereto shall have any complaint against the other or against the Trustee as a result of any such action taken.

Section 10.7.        Term of the Agreement.  This Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any of the Bonds are Outstanding or the Trustee holds any moneys under the Indenture, whichever is later.

Section 10.8.        Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Borrower and their respective successors and assigns; subject, however, to the limitations contained in Sections 5.2 and 5.9 hereof.

Section 10.9.        Complete Agreement.  The parties agree that the terms and conditions of this Agreement supersede those of all previous agreements between the parties, and that this Agreement, together with the documents referred to in this Agreement, contains the entire agreement between the parties hereto.

Section 10.10.      Business Days.  If any payment is to be made hereunder or any action is to be taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date.

Section 10.11.      Waiver of Personal Liability.  No director, member, officer, agent or employee of the Issuer or any director, officer, agent or employee of the Borrower or any subsidiary thereof shall be individually or personally liable for the payment of any principal of and interest on the Bonds or any other sum hereunder or be subject to any personal liability or accountability by reason of the execution and delivery of this Agreement.

Section 10.12.      Notice to the Division.  The Borrower will provide written notification to the Division in the event of a default in the timely payment of monies due in payment of the Bonds or upon notification of the Trustee by the Internal Revenue Service that the interest on the Bonds is, or may be, subject to federal income taxation.

Section 10.13.      Third Party Beneficiary.  The Trustee shall be deemed a third party beneficiary of this Agreement.

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IN WITNESS WHEREOF, the Issuer has caused this Agreement to be executed in its name, and the Borrower has caused this Agreement to be executed in its name, each by its duly authorized officer, all as of the date first above written.

MISSION ECONOMIC DEVELOPMENT CORPORATION

By:	/S/ Polo de Leon
Vice President

DALLAS CLEAN ENERGY
MCCOMMAS BLUFF, LLC

By:	/S/ Harrison S. Clay
Name:	Harrison S. Clay
Title:	Manager

EXHIBIT A

DESCRIPTION OF PROJECT

The proceeds of the Bonds will be loaned to Dallas Clean Energy McCommas Bluff, LLC to finance or refinance the cost of acquiring, constructing, rehabilitating, developing, improving and equipping certain capital improvements, infrastructure and equipment relating to certain landfill and landfill gas processing facilities, including but not limited to (i) systems to process and treat the raw landfill gas, including sulfur and contaminate removal systems, located on an approximate 2-acre parcel of land that is currently leased from the City of Dallas (the “Processing Plant”) and (ii) wells, pipelines and related equipment and facilities for the collection and transport of the landfill gas to the Processing Plant (collectively, the “Project”).   The components of the Project will be located at each of the following proximate locations between Interstate 45 and Route 310 (South Central Expressway):  (i) 5100 Youngblood Road, City of Dallas, Texas 75421; and (ii) 5500 Youngblood Road, City of Dallas, Texas 75241, which collectively is known as the City of Dallas McCommas Bluff Landfill.

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EXHIBIT B

FORM OF NOTE

$40,200,000	March 31, 2011

FOR VALUE RECEIVED, DALLAS CLEAN ENERGY MCCOMMAS BLUFF, LLC, a limited liability company organized and existing under the laws of the State of Delaware (the “Borrower”), does hereby promise to pay to the order of MISSION ECONOMIC DEVELOPMENT CORPORATION (the “Issuer”) at the corporate trust office of THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. (the “Trustee”), located in Los Angeles, California, or any successor trustee acting as such under that certain Trust Indenture, dated as of January 1, 2011, between the Issuer and the Trustee (the “Indenture”), in lawful money of the United States of America, the principal sum of FORTY MILLION TWO HUNDRED THOUSAND DOLLARS ($40,200,000), and to pay interest on the unpaid principal amount hereof, in like money, at such office on the dates, in the amounts and at the rates determined in accordance with Sections 4.1 and 4.2 of the Loan Agreement hereinafter referenced.

ALL SUMS paid hereon shall be applied first to the satisfaction of accrued interest and the balance to the unpaid principal.

THE PRINCIPAL AMOUNT of this Note is due and payable on the dates and in the amounts determined in accordance with Sections 4.1 and 4.2 of the Loan Agreement.

THIS NOTE is the Note referred to in that certain Loan Agreement, dated as of January 1, 2011, between the Borrower and the Issuer (the “Loan Agreement”), and is subject to, and is executed in accordance with, all of the terms, conditions and provisions thereof, including those respecting prepayment and is further subject to all of the terms, conditions and provisions of the Indenture, all as provided in the Loan Agreement.

THIS NOTE is a contract made under and shall be construed in accordance with and governed by the laws of the United States of America and the State of Texas.

DALLAS CLEAN ENERGY
MCCOMMAS BLUFF, LLC

By:
Name:
Title:

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FORM OF ENDORSEMENT

(To be set forth on back of Note)

Pay to the order of The Bank of New York Mellon Trust Company, N.A., Trustee, without recourse or warranty, except warranty of good title, warranty that the Issuer has not assigned this Note to a Person other than the Trustee and warranty that the original principal amount hereof remains unpaid.

MISSION ECONOMIC DEVELOPMENT CORPORATION

By:
President

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